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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Jeffers (1)                 Bernard                    Odell

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   (Last)                       (First)                   (Middle)

                               7914 Low Tide Court
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                                    (Street)

     Pasadena                           MD                  21122
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     N/A (2)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     First Capital Bancshares, Inc. (Ohio)
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |X|  Other (specify below)
                                                    N/A (2)
     ____________________________________________________________________
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

     October 10, 2001
________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable line)

     |_|  Form filed by One Reporting Person

     |X|  Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

     N/A (2)                            N/A (2)                       N/A (2)             N/A (2)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

     Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                                                                              (Over)
                                                                                                                     SEC 1473 (7-02)

1. Please see attached listing.
2. Please see attached listing.


                                  (Page 1 of 3)

                              ATTACHMENT TO FORM 3

1. In accordance with General Instruction 5(b)(v) to Form 3, this filing on Form 3 is a joint filing. Evelyn Faye Jeffers resides at 7914 Low Tide Court, Pasadena, Maryland, 21122.

2. This Form 3 was originally filed via EDGAR on October 10, 2001, inadvertently under First Capital Bancshares, Inc. of Ohio, rather than First Capital Bancshares, Inc. of South Carolina. This filing is being made to rescind the orgininal filing.


                                  (Page 2 of 3)

Table II -- Derivative Securities Beneficially Owned
            (e.g., Puts, Calls, Warrants, Options, Convertible Securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Securities                    Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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====================================================================================================================================

Explanation of Responses:


/s/ Bernard Odell Jeffers                                    November 6, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person 1                           Date


/s/ Evelyn Faye Jeffers                                      November 6, 2002
---------------------------------------------            -----------------------
                                                                  Date


_________

1 Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                  (Page 3 of 3)